Exhibit 10.34

INTERNATIONAL TEMPORARY EXPATRIATE

ASSIGNMENT POLICY

Long Term Assignment (LTA)

Employee: Joshua Silverman

INTERNATIONAL LONG TERM ASSIGNMENT POLICY (LTA)	3
Eligibility/Administration	3
Duration	3
Commencement/Start Date	3
Country of Reference (“Home Country”)	3
Objectives	3
1. COMPENSATION AND BENEFITS OVERVIEW	4
1.0 Base Salary	4
1.1 Incentives	4
1.2 Long-Term Benefits	4
1.3 Health Care	5
1.4 Business Travel Accident Insurance	5
1.5 Emergency Leave	5
1.6 Annual Leave/ Paid Time Off	5
1.7 Home Leave	5
1.8 Holidays	6
1.9 Sick Leave & Disability	6
1.10 Working Hours	6
2. ON-GOING ALLOWANCES AND REIMBURSEMENTS	6
2.1 Cost of Living Allowance (COLA)	6
2.2 Transportation Allowance	7
2.3 Host Country Housing	7
(i) Changes in housing	8
(ii) Host Housing Owned by IA	8
2.4 Dependent Education Reimbursement	9
3. REPATRIATION	9
3.1 End of Assignment Assistance	9
3.2 Pre-Departure Details and Arrangements	9
3.3 Air Travel	9
3.4 Shipment of Personal Effects, Household Goods and Furniture	9
3.5 Pet Transport	10
3.6 Temporary Accommodations	11
4. TERMINATION	11
4.1 Involuntary Termination	11
4.2 Voluntary Termination	11
5. TAXES	11
5.1 Treatment of Stock Options	11
6. CONFIDENTIALITY CLAUSE	12
7. EMPLOYEE SIGNATURE	12

INTERNATIONAL LONG TERM ASSIGNMENT POLICY (LTA)

Eligibility/Administration

This policy relates to the assignment of middle to senior level employees with specialized technical knowledge or management expertise, and assumes a temporary assignment to a host location for a period of one to five years and an intention to return to the home country at the end of the assignment. This policy applies to employees relocating from their home country to temporarily live and work in a host country.

The assignment will generally be initiated by Skype to fill a strategic position with the most qualified employee available, when the necessary skills are not available in the host country. Qualifying dependents typically accompany the international assignee (IA).

For the purposes of these policies, qualifying dependents include the IA’s spouse or domestic partner, and children up through secondary level of education (including step-children, adopted children, children of a same-sex domestic partner). Disabled adult children or dependent parents unable to support themselves will also be covered.

The Human Resources Team will be responsible for administering the program.

Duration

Assignments will generally be for a period of one to five years. At the end of the assignment, the IA and qualifying dependents will, under normal circumstances, be repatriated to their home country.

Commencement/Start Date

The assignment is contingent upon your obtaining the appropriate work permit or visa. Your assignment cannot commence, nor should you begin to relocate, until you have obtained all the required approvals to work in the new host location.

The official start date of the assignment will be the later of:

•	the effective date of the work permit

•	the effective date of any other legally required documents such as a social insurance number

•	the physical date of entry into the host location

Country of Reference (“Home Country”)

The IA’s country of reference will be the IA’s country of employment with Skype prior to the assignment (hereinafter referred to as the “home country”). Allowances under this policy, which may be tied to the IA’s home country as a point of comparison, will be based upon cost data relating to the IA’s host location.

Objectives

The Skype Long Term Assignment Policy is based upon two fundamental principles:

1.

The “Balance Sheet” approach has been adopted to compensate IA’s on assignment, to protect them against additional costs incurred, and to ensure that they maintain a living standard broadly comparable to that enjoyed by their peers in the host country at the same job level and family size. Application of this approach is intended to be reasonable and fair. Exact replication of a home country standard will not occur. This approach is indicative of the “no gain, no loss” philosophy inherent in this policy, whereby IA’s are generally protected against financial loss due to higher costs (including higher income taxes) overseas, yet are not enriched when overseas costs are lower.

2.	“Full Compliance” – Skype IA’s have an obligation and responsibility to uphold the reputation of Skype , by properly and fully complying with all home and host country legal and tax requirements, as a condition of employment.

1. COMPENSATION AND BENEFITS OVERVIEW

The International Long Term Assignment Policy is comprised of salary, applicable bonuses and certain allowances as described below, including goods and services, and tax equalization. Employees on international assignment will continue to be employees of their home country. It is Skype’s intention to provide a compensation and benefits package that fairly compensates the IA during the international assignment. It is not Skype’s intention for the IA to realize a significant financial windfall as a result of the international assignment.

Payment of the compensation elements will normally be made by the home country payroll. In some cases, due to the responsibilities of the position, it may be necessary to place the employee on the host country payroll as an employee of the host country. In those instances, the assignment will still qualify under this policy.

1.0 Base Salary

Base salary will be administered and paid according to the salary program in effect in the IA’s home country, and the salary level will be determined according to the base salary paid for the IA’s position and level in the home country. Assumption of new and/or additional responsibilities in the host location may be reflected in a base salary adjustment. Salary actions, including guidelines for timing and amounts of increases will be consistent with the salary program in effect in the home country.

The IA will be paid base salary payments (net of various withholdings) from the home country payroll and expressed in home country currency. Banking fees and wire transfer charges will be paid by Skype . Performance reviews will be managed from the home country with input from host country management.

1.1 Incentives

While on international assignment, bonus and commission payments, if applicable, will be administered and paid according to the incentive programs pertaining to the home country position, based on performance goals relating to the international assignment.

1.2 Long-Term Benefits

Home country life insurance, retirement plans and disability coverage will continue while on assignment. Wherever feasible and cost-effective, home country social security coverage will be maintained, along with exemption from host country coverage under Totalization Agreements (if applicable) or other similar arrangements. If continuation of home country benefits is not permitted, alternative arrangements will be made. IA’s will continue to be responsible for their home country social tax payments, with tax equalization provided by Skype as agreed (see Tax Equalization Policy).

1.3 Health Care

A pre-move medical examination may be required, as will immunizations, depending on the requirements of the host country, immigration regulations, and any other countries visited on business. Home country health care benefits will not be available for assignments longer than six months. In cases where the home country benefits are not available, an out of area global health care plan will be made available. US health care benefits will be extended to IA’s and qualifying dependents on assignment to the US.

1.4 Business Travel Accident Insurance

The IA will be insured against loss of life while traveling on Skype business, including authorized stopovers. Daily travel to and from work, in the home or host country, is not covered.

1.5 Emergency Leave

In the event that an IA or qualifying dependent requires medical care that is not adequately available locally, Skype will either cover the costs through one of its insurance policies or reimburse the IA for the person’s round trip economy class air fare to the nearest city where such medical care is available. If the qualifying dependent requiring medical care is a minor, or cannot in any event travel unaccompanied, Skype will also reimburse the IA for one round trip economy class air fare of an adult (generally the IA or spouse/domestic partner) who accompanies the qualifying dependent.

The IA must request permission in advance of treatment, in order for reimbursement to be approved. The request should state the nature of the treatment to be sought, why the IA believes adequate care is not locally available, and where he/she intends to seek such treatment. Trips of the above nature will not be considered as part of, or replacement for, normal home leave or earned vacation.

A five-day emergency leave can also be arranged to permit the IA and qualifying dependents to return to the home country in the event of a death of an immediate family member of the IA. For the purposes of this policy, immediate family includes the IA’s spouse, domestic partner, children, parents, grandparents, siblings, in-laws and guardians.

1.6 Annual Leave/ Paid Time Off

While on international assignment, the IA will remain on the home PTO/vacation policy. PTO should be requested using the home country PTO process utilizing the home country payroll. It is the responsibility of the IA to accurately record PTO time as there will be occasional audits.

1.7 Home Leave

The IA and all qualifying dependents are eligible to travel home to the point of origin once every twelve months. Home Leave is to be used in conjunction with annual vacation/paid time off. The home leave must be to the place of origin and vacation to other destinations will not qualify.

The home leave benefit provides for business class airfare , additional expenses such as lodging, meals, and taxis are not covered by Skype .

Skype will only reimburse for the cost of trips to the pre-defined “home” destination. Home trips cannot be exchanged for any other location or cash allowance. If the IA does not take home leave in a given year, the home leave reimbursement is forfeited.

In circumstances when the family will not accompany the employee on the assignment, additional home leave may be provided. In this case, host country housing will be provided to accommodate the IA only.

1.8 Holidays

The IA will be eligible for public holidays observed at the host location. The IA will waive public holidays of the home country.

1.9 Sick Leave & Disability

The IA will be eligible for short-term disability and sick leave under the home country’s policy. Long-term disability will be provided under the home country’s policy.

1.10 Working Hours

The IA will be expected to observe working hours customary in the host location.

2. ON-GOING ALLOWANCES AND REIMBURSEMENTS

Skype has adopted a “Balance Sheet” approach to ensure that assignees can maintain a purchasing power comparable to that which they would have enjoyed in their home country. Consistent with this approach, IA’s may be entitled to certain allowances or reimbursements to cover additional costs incurred as the result of an international long term assignment.

Allowances will not be included in calculations for incentives, retirement plan and other IA benefits, except when specifically required by local law. All allowances are discontinued automatically when the IA’s assignment concludes, or when the IA terminates employment with Skype . In the case of a new assignment to another host country, allowances will be recalculated to reflect the new country of assignment. Should the IA and the company decide to convert the assignment to a permanent position in the host location (localization) allowances will be determined under the policy for permanent relocations. In most cases this will mean the cessation of most of the expatriate allowances such as housing, COLA, and, as applicable, tax equalization and tax preparation assistance.

Occasionally, individuals currently employed with other companies under previously existing expatriate contracts may be considered for employment opportunities at Skype . Skype will determine whether the individual should be considered an expatriate under Skype policy or a local hire. In either case, the terms and conditions under the previous contract will not be assumed by Skype .

2.1 Cost of Living Allowance (COLA)

The Cost of Living Allowance (COLA) is designed to normalize the home country salary to the cost of goods and services in the host country. The COLA adjustment is designed to address three major economic issues: different relative costs in the home and host countries, inflation rates in the two countries, and fluctuations in the currency exchange rates.

Tables prepared and published by an outside survey organization will be used as the basis for determining the IA’s COLA, which is determined by home and host city location, base salary and family size.

The COLA will commence when the IA resides in permanent housing and is no longer eligible for temporary housing and per diem allowances. Skype will update the COLA for changes in the IA’s base salary or family size. The COLA will be paid monthly and reviewed quarterly (Jan 1, Apr 1, Jul 1, Oct 1) and adjusted for fluctuations greater than 5%.

The COLA may decrease as well as increase when adjusted.

Skype will pay a COLA in the amount of USD 6,000 per month, payable in accordance with the Company’s customary payroll policies in force at the time of payment,

2.2 Transportation Allowance

Skype will provide an allowance for reasonable transportation needs up to USD 1,000/month, payable in accordance with the Company’s customary payroll policies in force at the time of payment, will be provided. It is intended that the employee will bear normal commute costs. This assistance will be in the form of a cash allowance.

2.3 Host country housing

Skype HR in conjunction with the CEO will determine, based on cost and tax considerations, whether the IA will live in housing already leased by Skype , or be permitted to seek housing subject to the guidelines of this policy, as described below. The personal relocation consultant will be directly involved in all discussions relating to leases.

Skype Global Mobility in conjunction with the personal relocation consultant will engage a local relocation service to find suitable permanent housing. Relocation or agent fees, if incurred, will be negotiated and paid by the personal relocation consultant

Although the IA will normally be expected to sign the lease, the personal relocation consultant will negotiate the lease terms; make any advance rent payments, and deposits and will collect refundable deposits upon lease termination.

Regardless of the legal form of the housing arrangements, the IA is responsible for all damages to housing that he/she occupies (excluding normal wear and tear). The IA must carefully inspect the housing accommodations before taking and relinquishing possession, and must obtain a document listing any damages, signed by lessor and lessee.

The personal relocation consultant will provide a housing allowance of EUR12,000 each month designed to cover the host country housing costs. In addition, USD 200(per month will be provided towards to cost of utilities. Any associated refundable deposits shall be refundable to the Company. The assignee will pay all home country housing and management costs. If no home housing costs are incurred, then the Company will deduct a “housing norm”. It is the intent of the

Company to keep the employee “whole” or “neutral” by bearing excess housing costs. It is not the intention to provide rent-free living during the assignment.

The method of payment will consider host country tax rules, as well as aim to insulate the IA from the effect of exchange rate fluctuations. For example, Skype may lease the housing directly, if doing so reduces host country taxes, compared to payment of a cash housing allowance.

Housing assistance will commence when the IA is in permanent housing, and is no longer receiving temporary housing assistance.

It is Skype’s aim to offer moderate accommodation that is commensurate with standards typical for local employees at a similar grade level. It is not Skype’s intent to maintain the same standard of living as was experienced in the home location. Tables prepared and published by an outside survey organization will be used as the basis for determining the IA’s housing allowance. A reasonable and fair approach to housing based on all the facts and circumstances will be followed. For this purpose, housing assistance includes rent, property and /or occupancy taxes, furniture rental and security. Domestic help is not included.

It is expected that the IA will locate housing within reasonable commuting distance of Skype’s local office. In any market, there is a wide variation in such factors as number of rooms, total floor space, amenities, location, and rent level.

The process of determining the actual housing expenditures will consider:

•	The amount of the base salary paid and the job level of the IA.

•	The typical housing standard available, based on local conditions.

•	The requirements for housing size and amenities, in light of the IA’s family size and requirements

•	The location of housing, with a view to reasonable commuting distance to Skype’s offices (15-45 minutes).

Rental limits will be set according to two criteria:

1.	Published housing tables: These tables reflect actual survey data in the local housing market, and show the average actual rent and utilities under existing leases as a function of base salary and family size.

2.	An approved expenditure limit: A limit falling within the price range of comparable current available rentals, as determined by real estate consultants and by Skype , will be set. Amounts within 5% of the published tables will be deemed reasonable.

(i)	Changes in housing

Once permanent housing is provided, any changes in housing must first be approved by Global Mobility. The moving of household goods will be provided for, or reasonable costs reimbursed for, if there is an approved change of housing location.

(ii)	Host Housing Owned by IA

Skype strongly discourages IA’s from purchasing a home in the host country. No housing purchase assistance is provided by Skype .

2.4 Dependent Education Reimbursement

Skype policy requires local schools to be utilized where possible. If the quality of the schooling is not comparable to the home country, or there is a language the personal relocation consultant may provide reimbursement for tuition, registration, textbooks and uniforms. Reimbursement is provided for each qualifying dependent child up through 12th grade of schooling at the appropriate alternative school. Education reimbursement starts once a child reaches age 3 and is enrolled in a school with a course of instruction. Day care and nanny costs are not reimbursable. Skype will reimburse for those costs in excess of the typical home country educational costs, as in housing.

3. REPATRIATION

3.1 End of Assignment Assistance

Unless the IA voluntarily terminates employment during the assignment, Skype will provide relocation assistance upon repatriation, and will cover many of the expenses associated with the move back to the point of origin at the conclusion of the assignment. A personal relocation consultant will be provided by Skype’s designated relocation company engaged to assist in the relocation.

3.2 Pre-Departure Details and Arrangements

Prior to departure, the returning IA is responsible for meeting or speaking with the personal relocation consultant to arrange all aspects of the move. Under no circumstances is the IA to begin contacting other parties and making arrangements on his/her own behalf without prior consultation with the personal relocation consultant or the Global Mobility team.

3.3 Air Travel

At the conclusion of the assignment, Skype will pay for one-way, (businessclass) direct route (where possible) air transportation to the point of origin for the IA and qualifying dependents.

Other reasonable incidental expenses relating to travel (e.g., baggage handling, gratuities, taxis, etc.) may be submitted for reimbursement to the personal relocation consultant.

3.4 Shipment of Personal Effects, Household Goods and Furniture

The personal relocation consultant will arrange for the shipment of household goods. All household goods will be moved through the shipping company selected by Skype . International customs regulations will be observed for all moves.

Skype will pay for professional packing, surface shipping, delivery, uncrating, unpacking, in-transit storage, if necessary, applicable moving insurance and import duties for the shipment of personal effects and furniture.

The IA is expected to use discretion concerning the moving of personal possessions. Skype will assume no cost or responsibility for shipment of items of unusual value or which require special handling, such as antiques, special collections, heirlooms, fine china, jewelry, wine and other liquors or other such items.

Air: The IA is authorized for an air shipment of up to 500 pounds per person up to a maximum of 1,000 pounds per family.

Surface/Sea Shipment: Skype will pay for the shipment by land or sea of one 40 foot container for the family.

Protection is not provided against normal wear and tear or malfunction of electronic items and appliances whether due to varying voltage requirements or any other reason. Watches, jewelry, precious stones, money, documents, coin collections, furs and other high value personal items are not covered. The IA should arrange to store or transport and insure these items on his/her own. These items should not be shipped with household goods.

The IA or his/her spouse or domestic partner should be present during packing, loading and unloading of household goods, and must carefully review the inventory list prior to signing. The IA is encouraged to be very detailed in the preparation of the inventory list, and should consider taking photographs of shipped items as it will be to his/her advantage in case of a claim for loss or damage. A detailed inventory list will enable the IA to realize maximum results from an insurance claim. Consider videotaping larger items.

The IA must file all insurance claims within 90 days of the date of delivery to the new residence in the event that an item is lost or damaged during the move. The IA must contact the personal relocation consultant immediately. They will provide the IA with the necessary forms and instructions for filing a claim. THE PERSONAL RELOCATION CONSULTANT MUST RECEIVE A WRITTEN CLAIM FORM TO BE ABLE TO SETTLE THE CLAIM.

Items Restricted from Household Goods Shipment: The IA must adhere to international and other applicable shipping regulations and restrictions. Skype will not provide reimbursement for any costs associated with delays in customs or additional customs charges that are related to inclusion of the following items:

•	Items that are subject to import restrictions and/or excessive shipping costs

•	Automobiles or recreational vehicles

•	Bulky or unusually heavy sports/hobby equipment (i.e. motorcycles, snowmobiles, trailers, boats, aircraft, pianos, pool tables, etc.)

•	Explosives, flammable or hazardous materials/chemicals

•	Weapons, firearms or ammunition

•	Expendable household provisions (i.e. fertilizers, detergents, paints, oil, firewood, live plants, construction material, lumber, containers of fluid/liquids, containers of food or frozen foods)

•	Alcoholic beverages

•	Tool/storage sheds

•	Dog houses, play houses, playground equipment, hot tubs

•	Livestock/pets

•	Farm tractors/ equipment

•	Satellite dish antenna

•	Jewelry, antiques, works of art, coin or stamp collections, currency, credit cards, securities, personal documents, precious stones and metals and other items of high value

3.5 Pet Transport

Skype will pay for the travel and carrying case of two household pets. The pet(s) must be transported on the same airline flight the employee is traveling. The employee will be responsible for delivery of the pet(s) to and from the airport. Expenses such as immunizations, certification, kennel expenses, pet deposits in temporary housing and food will be the employee’s responsibility.

3.6 Temporary Accommodations

Prior to departure: Subject to advance approval, Skype will pay for approved hotel or other accommodations for the IA and qualifying dependents for up to seven days in the host country prior to departure back to the point of origin.

Arrival in home country: If the IA is unable to immediately reoccupy his/her home country residence upon repatriation, Skype will pay for approved temporary lodging not to exceed 30 days.

4. TERMINATION

4.1 Involuntary Termination

Skype will pay repatriation back to the home country in the event of involuntary termination due to Reduction in Force or other terminations not for cause. Skype will pay moving expenses back to the home country per section 3, provided such expenses are incurred within 30 days of termination. In the event of termination for cause, Skype will not pay for any repatriation expenses, including travel or moving expenses back to the home country.

4.3 Voluntary Termination

In the event that an IA terminates service prior to assignment completion, no repatriation expenses will be provided, including travel or moving expenses back to the home country, unless legally required.

5. TAXES

Skype will not tax equalize the impact of any taxes related to the Assignment other than tax equalization of any tax burden on Assignment allowances during the Assignment period.

Skype has retained an independent tax accounting firm to provide assistance with the preparation of both home and host country income tax returns. The IA is required to use the company designated tax provider during the period covered by the tax equalization policy. The IA should contact the firm as soon as possible to arrange a pre-departure tax meeting and to arrange a post-arrival meeting in the host location.

5.1 Treatment of Stock Options

Skype will not be providing tax equalization from exercising Skype stock options. With respect to the exercise of Skype stock options, it is to your benefit to notify E&Y as soon as possible to determine any tax liability that may arise. The purpose of this requirement is to ensure that you have a full understanding of the potential foreign tax liability that may arise.

6. CONFIDENTIALITY CLAUSE

This agreement shall be held in strictest confidence. Any disclosure of this agreement by you to anyone outside of the Human Resources or Tax departments could void all or part of the terms and conditions of this agreement.

7. EMPLOYEE SIGNATURE

I have read and understand the International Temporary Expatriate Assignment Policy, Long Term Assignment (LTA) and fully agree to the terms and conditions above.

By:	/S/ JOSHUA SILVERMAN	2/22/10
Name:	Joshua Silverman	Date

Cc: Employee file